Response to Item 77D- Polices with respect to security investment


Eaton Vance Tax-Advantaged Global
Dividend Opportunities Fund (ETO)
Material changes to the investment policies of the Fund are described in the "Notes to Financial Statements" in the annual report to shareholders dated October 31, 2013 and are incorporated herein by reference.